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                                                                   Exhibit 21.01



                                 LIST OF SUBSIDIARIES


Applied Communications, Inc., a Nebraska corporation

Applied Communications Inc. U.K. Holding Limited, a United Kingdom corporation ("UK Holding")

Applied Communications Inc. Limited, a United Kingdom corporation (a subsidiary of UK Holding)

U.S. Software, Inc., a Nebraska corporation

Applied Communications Canada, Inc., a Canada corporation

[The names of certain subsidiaries are omitted pursuant to Item 601(b)(21)(ii)]